UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 5, 2015

PMC-Sierra, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-19084	94-2925073
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1380 Bordeaux Drive

Sunnyvale, CA 94089

(Address of Principal Executive Offices)(Zip Code)

(408) 239-8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 5, 2015, PMC-Sierra, Inc., a Delaware corporation (“PMC” or the “Company”) and its wholly-owned subsidiary PMC-Sierra US, Inc., a Delaware corporation (together with the Company, the “Borrowers”), Wintegra, Inc. and Bank of America, N.A. along with certain lenders entered into an  amendment (the “Amendment”) to the credit agreement dated as of August 2, 2013 by and among the Borrowers, Bank of America, N.A., as administrative agent and a lender, and a syndicate of other lenders (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).   The Amendment revises clause (b) of the definition of “Change of Control” in Section 1.01 of the Credit Agreement to narrow the definition of “Change of Control” to provide that it will not qualify as a change of control in a situation where a majority of the members of the incumbent board or equivalent governing body approves new directors who were initially nominated or assumed office as a member of the board or equivalent governing body as a result of an actual or threatened proxy contest.

The foregoing description of the Amendment is not complete and is subject to, and qualified in its entirety by the full text of the Amendment, which is attached as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1

Second Amendment to Credit Agreement executed and delivered as of June 5, 2015 by and among PMC-Sierra, Inc., a Delaware corporation, PMC-Sierra US, Inc., a Delaware corporation, Wintegra, Inc., Bank of America, N.A., as administrative agent, and the lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PMC-SIERRA, INC.

Date: June 11, 2015	By:	/s/ Alinka Flaminia
Alinka Flaminia
Vice President, General Counsel and
Corporate Secretary